Exhibit 10.1

ClearSign Technologies Corp.

Dear Brian,

This letter confirms our discussion regarding your planned resignation from ClearSign Technologies Corporation that is set to occur on December 3, 2021. We value your commitment to ClearSign Technologies, and we hope that you will stay with us to continue your work and help effectuate a smooth transition of your responsibilities. To encourage you to do just that, we will offer you a separation agreement on your last day worked under the following conditions:

1.

Over the transition period from now until December 3, 2021, you will continue to devote your best professional efforts, time, and skill to perform all of the responsibilities associated with your current position. In exchange, ClearSign Technologies will continue to provide all of the regular pay and benefits that you currently receive for the duration of your employment.

2.

If you remain our employee through December 3, 2021, or some other date as may be mutually agreed, ClearSign Technologies will provide you with a severance payment approximately equivalent to six (6) weeks of pay at your current pay rate, subject to standard payroll deductions and withholdings, in exchange for you signing a separation agreement that will include a waiver and release of claims in addition to other provisions. The separation agreement will be provided to you on your last day worked in accordance with the terms below.

3.

To facilitate the transition of your work, you will document the current procedures for all key elements of your work, including but not limited to: quarterly closings, payroll, 10-Q and 10- K completion and filings, proxy statement and AGM procedures, Auditor engagement, and any other processes or procedures deemed necessary to your current position. Upon successful completion of this transition work, ClearSign Technologies will add $77,000 to your severance payment described above and will vest up to 15,000 unearned stock options. As described above with respect to the base severance payment, this additional severance payment and vesting are likewise contingent on you signing the separation agreement that will include a waiver and release of claims.

4.

If ClearSign Technologies terminates your employment for cause at any point before December 3, 2021, you will not be offered the separation agreement or any severance payment on your last day worked and you will only be entitled to pay through your last day worked. Termination would be for cause if - after receiving at least one warning - you fail to adequately perform all of the responsibilities of your position or violate a company policy or law.

5.

Despite the above reference to termination for cause, you are still an at-will employee, which means that you or ClearSign Technologies may terminate your employment for no reason and with no notice. Under those circumstances, you will only be entitled to pay through your last day worked. If we terminate you without cause or you voluntarily resign prior to December 3, 2021, however, we will still offer you the separation agreement including the base severance payment described in paragraph 2 above on your last day worked. You will not receive the additional severance payment or vesting described in paragraph 3 above, however, unless the transition work is complete and your employment continues through December 3, 2021, or some other date as may be mutually agreed.

6.

If either of us have any dispute that needs to be resolved regarding the terms of this agreement, we agree to resolve our dispute under Washington law, through binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. If

that happens, we each agree to cover our own expenses, including costs and attorneys' fees, but ClearSign Technologies will pay for the arbitrator.

If you decide to stay with us through this transition period, please sign below to indicate your understanding and agreement to the above terms for receipt of the separation agreement. So we can plan for the transition period, we will need to receive your signed agreement by April 26th, 2021. Thank you for your continued commitment to ClearSign Technologies.

Sincerely,

Jim Deller

Accepted and Agreed:

/s/ Brian G. Fike	April 20, 2021

Brian G. Fike	Date